Exhibit 10.2

AMENDMENT NO. 1

TO THE

2005 OPTION PLAN OF SAFETY PRODUCTS HOLDINGS, INC.

In accordance with the power reserved to it in Section 7.3 of the 2005 Option Plan of Safety Products Holdings, Inc. (the “Plan”), the Board of Directors of Safety Products Holdings, Inc. (the “Company”) hereby amends the Plan, effective October 18, 2006, as follows:

Section 2.1 of the Plan is hereby amended in its entirety to read as follows:

“2.1         Shares Subject to Plan.       The shares of stock subject to Options shall be shares of Common Stock.  Subject to Section 7.1, the aggregate number of such shares which may be issued upon exercise of Options or otherwise under the Plan shall not exceed the 207,000 shares reserved for issuance to certain management stockholders pursuant to the Management Subscription Agreement (as that term is defined in the Recitals to the Management Stockholders Agreement) plus 1,436,631 shares which shall be reserved for issuance upon exercise of Options granted to Employees and Consultants performing the functions of an Employee.”

Section 7.2 of the Plan is hereby amended by adding the following to the beginning of the section:

“Except as otherwise provided in an Option Agreement,”

To record the adoption of this Amendment No. 1 to the Plan, the Company has caused its authorized officers to affix its corporate name and seal this 18th day of October, 2006.

[CORPORATE SEAL]	SAFETY PRODUCTS HOLDINGS, INC.

	By:	/s/ Robert A. Peterson